Exhibit 99.1

GHL ACQUISITION CORP.

Moderator:   James Babski
August 11, 2009
7:30 a.m. CT

Operator:
Good morning, my name is Kila, and I will be your conference operator today.  At this time, I would like to welcome everyone to the Iridium second quarter earnings call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question-and-answer session.  If you’d like to ask a question during this time, simply press star then the number one on your telephone keypad.  I will now turn the call over to James Babski.  Please go ahead, sir.

James Babski:	Thank you, operator. Before I review the structure of this morning’s call, I'd like to read the Safe Harbor statement.

This conference call could contain forward-looking statements about GHL Acquisition Corp. or Iridium Satellite, LLC within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical fact.  Such forward-looking statements are based upon the current belief and expectations of the management of GHL Acquisition Corp., and/or Iridium Satellite, LLC, and are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements.  Such risks are more fully discussed in the GHL Acquisition Corp. filings with the Securities and Exchange Commission.

The information set forth herein should be considered in light of such risks.  Neither GHL Acquisition, nor Iridium Satellite assume any obligation to update the information contained in this conference call.

I'd now like to turn the floor over to Scott Bok, CEO of GHL Acquisition Corp., for some brief comments.  Then we’ll hear from Matt Desch, Iridium’s CEO, who will take us through the highlights of the second quarter.  Eric Morrison, Iridium’s CFO, will then review details of the financial results with us, and then we’ll take your questions.  Now I'll turn the program over to Scott Bok.

Scott Bok:
Thank you, James, and good morning to everybody on the line.  Before we move on to Iridium’s results, I want to update you on our planned combination with Iridium.  I'm sure many of you saw our recent announcement on July 29th when we made further progress toward the acquisition of Iridium with a warrant restructuring.  GHL Acquisition entered into agreements with certain of its warrant holders as a result of which approximately 26.8 million warrants issued by GHL Acquisition, including 4 million warrants held by Greenhill & Co. Inc., the sponsor of GHL Acquisition, will be repurchased or restructured upon the closing of the Iridium acquisition.

The warrants subject to those agreements, combined with those subject to previously disclosed agreements relating to warrant repurchases or forfeitures represent approximately 69% of the 44.1 million GHL Acquisition warrants that would otherwise have been outstanding following the Iridium acquisition.

The effect of the agreements for the warrant holders is to significantly reduce the number of fully diluted GHL Acquisition shares that will be outstanding following completion of the Iridium acquisition.  A reduction in fully diluted shares at an attractive cost has further reduced the valuation of this transaction for the benefit of all of our investors, both long standing holders, as well as new investors.

The next steps on our path to completion are approval from the Federal Communications Commission, and our shareholder vote, which we expect to schedule for the month of September.  We look forward to GHL Acquisition becoming a public company on NASDAQ very shortly.

Now turning to Iridium’s financial results.  The second quarter was obviously an extraordinary one for Iridium.  I think investors will struggle to find any other major company with 30% EBITDA growth in the face of a very weak economy.  And today, the company is updating its guidance for the full year as well to imply a slightly higher range of operational EBITDA growth than indicated earlier.

The key factor driving this impressive growth is the company’s installed base of nearly 350,000 subscribers, including the U.S. government as the company’s largest single customer, which have continued to generate growth, even in a weak economic environment.  This factor more than compensates for a sharp decline in equipment sales, which one would expect to be more sensitive to economic conditions.

With that, I'll turn it over to Matt to give you more color on the results.

Matt Desch:	Thanks, Scott. Hello, everyone.

This year so far has not been typical for Iridium, but our second quarter was a good one, and we’re maintaining positive momentum.  Let me share a few points and some observations on the quarter, and then I'll turn it over to Eric to go through the numbers in greater detail.

So first, total subscribers reached 347,000 in the second quarter, that’s a 24% increase over this time a year ago.  This represents healthy growth, and keeps us on track to increase subscribers by 20% or so in 2009.

We saw strong performance during the quarter from commercial service revenues, which increased 22% over the same period last year.  We’re particularly pleased by this, because commercial service represents a recurring revenue stream in our business.  This growth is an excellent indicator of the fundamental strength of our business, even in difficult economic times.  In short, Iridium customers value our services and continue to spend money on them.

As we indicated in our release, subscriber equipment was off 26% compared to the second quarter of 2008. Last year was a record year for equipment, and of course, this year the economy is causing everyone to curtail spending on new equipment. So while service revenues were up, lower equipment revenues brought total revenue increases to just 1% over the same period last year to $83 million in the quarter.

Despite the global economic climate contributing to slower subscriber equipment sales, we still shipped our 1,000th Iridium OpenPort unit in the quarter, and realized strong revenue growth for this groundbreaking product.  Customer demand and usage continues to highlight the attractiveness and value of our smaller hardware package, adhesive installation and its competitive service costs.  Our distribution partners have gotten creative with new application packages that increase the variety and frequency of Iridium OpenPort usage.  Take-up of the new 9555 satellite phone has been strong too.

Let me now turn to service growth, which is the highlight for the quarter.  In terms of commercial voice and data traffic in the second quarter, usage increased in our markets, including maritime, aviation, land, mobile and machine-to-machine, or M2M.  Combined commercial voice and data traffic grew 5% for the second quarter of 2009, compared to the same period in 2008.  This included growth in voice traffic of 3%, and growth in traditional data traffic of 10% during the quarter, as compared to the same quarter in 2008.  Usage is a strong indicator for us, and we’re pleased to see it increasing even at a time when, say fewer business jets are flying or ships sailing.

Our commercial service revenues typically consist of a monthly service fee, in addition to a per minute or per kilobyte pricing, so even when airplanes are grounded or ships are in ports, we’re generating monthly service revenues from the customer.

Our partners also tell us that while cargo loads may be smaller, most maritime customers are still sailing, which our service revenue corroborates.  The crews still call home from abroad, and the captains still need to communicate ship’s business with the fleet owner.

In fact, the maritime industry as a whole continues to represent a great opportunity for us.  New regulations, such as management of fishing in protected waters, homeland security issues, such as tracking large container ships entering international ports, and other regulatory concerns continue to field growth and generate revenues for Iridium since we provide the only communications service that works in all regions.  With our truly global communications service, our phones and data devices work everywhere, even above and below 70 degrees latitude north and south in the Arctic and Antarctic regions.  This is true of no other MSS provider, much less any other type of communications service.

Particularly with the opening of the northwest passages of shipping route, maritime vessels, assets and personnel are using Iridium based devices for tracking and reporting locations, speed, temperature and status where access to this important data was previously unavailable.

Iridium also continues to see growth and opportunity in the aviation market.  Again, from petroleum service helicopters, air transport, medivacs and other specialized aviation installations, such as the U.S. Forestry Service, Noordzee Helicopters and Sundance Helicopters, which we announced this quarter.

On the last quarterly call, I discussed Iridium’s opportunity to provide safety services to the aviation market, and we continue progress towards securing full international regulatory approvals for Iridium to be used for air safety communications by commercial carriers, particularly on their transoceanic flights.

Air carriers are looking for reliable communications for their polar rights that are supporting this.  In the second quarter, Iridium gained two approvals from the RTCA, the regulatory commission focused on aeronautical communications, which clear the way for our final flight certification program with the FAA and Continental Airlines.

While we’ve been pretty much the standard for general and corporate aviation over the last several years, we’re looking forward to growing more into the higher ARPU commercial aviation segment.

Finally, we experienced again exceptional growth in the second quarter in our M2M data market, in terms of both subscribers and revenue, which we continue to see as a great driver of future Iridium growth.  Iridium M2M subscribers grew 71% in the second quarter of 2009, in comparison to the second quarter of 2008.  And Iridium experienced 60% growth in service revenue over the prior year’s quarter.

We attribute this rapid growth to our industry leading offering, which combines small, affordable, easy to integrate two-way data modems which our partners manufacture into a broad array of complex devices for different industries.  This is coupled with our ability to help them track and monitor assets globally.

There is clearly great demand for this service used in diverse and important ways by our industrial M2M partners and their customers.  It’s really incredible what customers are finding to do with an affordable, real time, two-way Internet link to a device or machine anywhere on the planet.  For example, aircraft use us to collect weather data, government organizations are using us to track their vehicle fleets, and ships are saving money on fuel thanks to Iridium based fuel management systems, for example.

They’re all tapping Iridium for a better understanding of the environments in which they operate for personnel and assets they’re tracking for safety purposes, and the financial responsibility day-to-day that impacts bottom line and cost containment initiatives.

So let me transition to our government customers now.  This was another good quarter in our long standing and valued relationship with the U.S. government and the Department of Defense, in particular.  Government service revenues increased more than 15%, including revenue from our consulting service contracts.  Iridium continues to be a critical part of the military communications infrastructure in Iraq and Afghanistan, as well as other parts of the world.  Moreover, in a trend that parallels our commercial business, we see more and more defense department uses for our M2M services as military assets are deployed and tracked around the world.

We are fortunate to announce an important contract with the DoD in the second quarter, as well as the achievement of certain milestones in an important joint U.S. government initiative with Boeing.  First, as we’ve reported before, the U.S. Navy awarded Iridium a contract for DTCS, which stands for distributed tactical communications system, or what we call “netted Iridium”, our push to talk capability.  Similar to tactical radios, DTCS is designed to fulfill the DoDs need for two-way, one to many communications for groups to soldiers anywhere in the world.  What’s special about DTCS is that it allows for communication in what are called nets that cover more distance than standard military radios.

As such, DTCS facilitates what the DoD calls over the horizon, on the move, and beyond line of sight communications, which are extremely valuable capabilities for the on the move soldier.  We’ve been actively involved with the development of DTCS for several years now, and this contract represents the funding commitment from the DoD to build what we call DTCS phase two.

Phase two will include updates to our satellite constellation, development of a ground based management system, and design and production of several DTCS tactical radio devices.  We’ve had a productive relationship with the DoD on this program, and even had U.S. Army Brigadier General Mark Bowman call DTCS the most significant tactical communications improvement developed and fielded during the global war on terror, which I'd say is a pretty outstanding endorsement.

In a joint release issued with Boeing, we also announced the completion of two milestones with the U.S. Navy around the high integrity GPS program, otherwise known as IGPS.  Milestone one involved the software upload to Iridium satellites to enable faster, more accurate GPS position fixes.  This is key for military users who operate in restrictive GPS environments, such as urban areas, forests, mountains and canyons.  Milestone two involved the demonstration of the acquisition of a GPS signal under substantial jamming while moving in a vehicle, which is becoming increasingly important as the enemy attempts to jam critical GPS signals during battle.

Due to the unique global design of the Iridium network, we’re able to help deliver added precision and robustness to GPS capabilities, which are critical to DoD operations.  With both of these announcements, we were pleased by the DoD's validation of Iridium as a mission critical communications tool, and finding avenues for using it in more ways in coming years, especially as we gear up to launch our next generation satellite constellation, Iridium NEXT.

Before I turn the call over to Eric, I also want to update you on that topic, which is the status of Iridium NEXT.  We continue to work through the final stages of reviewing the design proposal submitted by our two prime contractor candidates, Lockheed Martin and Thales Alenia Space.  We anticipate announcing our final selection of our prime contractor by the end of the year.  The two candidate companies are offering interesting and creative solutions to meet our requirements for our new network.  It’s a very close competition, and we appreciate how hard each of them is working to win our business.

As we’ve previously indicated, Iridium NEXT will be backward compatible for current customers, and will also enable Iridium to provide enhanced capabilities, higher data speeds and flexible communication alternatives.  We are also working with perspective hosted payload customers, since NEXT will provide a significant and cost effective means to operate important payloads and sensors in space.

Now I'll ask Eric to provide further detail on the second quarter results, and then we’ll be available to answer your questions – Eric?

Eric Morrison:	Thanks, Matt, and good morning, everyone.

As you’ve seen in this morning’s press release, Iridium had approximately 347,000 total cumulative subscribers as of June 30, 2009, which marks a 23.9% increase in subscribers, compared to our numbers at the close of second quarter 2008.

Revenue in the second quarter of 2009 was $82.7 million, versus $81.7 million in the second quarter of 2008, which represents a 1.2% increase.  As Matt indicated, the overall revenue reflects a decline in subscriber equipment revenue, while commercial and government service revenues increased.

Subscriber equipment revenue was down 25.7% to $24.6 million from $33.1 million in the second quarter of 2008.  While commercial service revenue was up 21.6%, increasing to $39.9 million from $32.8 million in the same quarter last year.

Operational EBITDA increased 31.5% to $36.7 million, from 27.9 million in the second quarter 2008.  You’ll recall that we define operational EBITDA as EBITDA that excludes revenue and expenses incurred in the development of Iridium NEXT, as well as non-recurring expenses related to the company’s financing activities, including the transaction with GHL Acquisition.

The company tracks operational EBITDA because we believe it is a useful measure to evaluate the ongoing operational performance of our business.  Our management team also uses operational EBITDA for operational planning purposes, including the preparation of its annual operating budget, financial projections and compensation plan.

Net income was up 52.9% to 28.6 million from 18.7 million in the second quarter of 2008.  There was a one-time $3.5 million accrual reversal of a NEXT expenditure in the quarter.  Absent this accrual reversal, net income would have increased by 34.2%.

In closing, I'd like to echo Matt’s comment that although we are still feeling some effects of the economy in our equipment sales, overall, we are pleased with our results.  We’re still on track to meet our guidance of low single digit revenue growth, 14 to 20% growth in operational EBITDA, and a 20% increase in cumulative subscribers for the full year 2009.

With that, I'll turn the call back to Scott.

Scott Bok:	Thanks, Eric. And congratulations to the entire Iridium team on a job very well done.

On this morning’s conference call, you’ve heard that there are myriad new and emerging uses for the Iridium network across many different industries.  You’ve heard that the company is growing resilience in a tough economy, and on track toward its 2009 financial goals. You’ve also heard that they continue to make progress toward the next generation satellite constellation.

All of these factors make us very enthusiastic about Iridium in both its current results and its longer-term prospects.  Thank you for your time and attention, and we’ll now be happy to take any questions – operator?

Operator:
At this time, I would like to remind everyone that in order to ask a question, please press star then the number one on your telephone keypad.  If you’d like to withdraw your question, press the pound key.  We’ll pause for a moment to compile the Q&A roster.

We’ll hold for your first question. One moment, please.

Your first question comes from the line of Henrik Nyblom of Nomura.

Henrik Nyblom:	Hi there. Very quickly, can you perhaps, in a way, quantify or give some additional color on the success of your new Iridium 9555 phone? That would be very useful, thank you.

Matt Desch:
Yes, first of all, the 9555 phone has gotten rave reviews I think from our customers and partners.  We’ve only heard really good things about it, I know you probably saw over in Europe, the Financial Times endorsement of it as one of the best phones they’d ever seen.  It continues to perform extremely well, especially for a brand new phone, it has really had absolutely no problems in its introduction or rollout in the field.  We had allowed our customers time to get the 9505 phones out of their channels, but we’ve been more aggressive recently in terms of our pricing of it, et cetera, too.  And I think that’s showing up as customers see it as a more attractive price now.  But it’s being very, very well received, the size as you know is better, the usability of it is better, the antenna is being integrated, makes it a much more compact package.  And of course, it still is kind of without competition in the world right now, it’s the only phone that really works everywhere in the world, and I think that that’s seen in the take-up.

So it’s performing very well, we’re really pleased with it.

Henrik Nyblom:	OK, thank you.

Matt Desch:	Thanks Henrik.

Operator:	Again, to ask a question, please press star then the number one on your telephone keypad.

Again, we are holding for questions. If you have a question, please press star then the number one.

Scott Bok:	And if there aren’t any, operator, that’s absolutely fine. I think this morning’s news is fairly straightforward, so I'm not too surprised.

Matt Desch:	We’d be glad also to answer questions offline if anybody has any.

Scott Bok:	Yes.

Operator:	And I’m showing there are no further questions.

Matt Desch:	OK, thank you very much, everybody, for calling in. Bye now.

Scott Bok:	We’ll see you, now.

Operator:	Thank you. This concludes today’s conference, you may now disconnect.

END